                                                                   EXHIBIT 99

[VINEYARD NATIONAL BANK LETTERHEAD]

May 31, 1996


Dear Shareholders:

Enclosed is a copy of Vineyard National Bancorp's 1995 Annual Report. We would suggest that you take a moment to review it now and then retain it for future reference.

The letter to the shareholders contained within the Annual Report depicts very favorable results of operation for the year 1995. Furthermore, we are pleased to inform you that the Bank has had very positive operating results during the first five months of 1996. Also, we are pleased to inform you that we remain very optimistic about the results of operation for the balance of this year.

Earlier this year, the Bank successfully relocated its Lake Arrowhead facility to a new location in Blue Jay which resulted in a net operating savings of approximately $10,000 per month. We are also in the process of repurchasing the head office facility in Ranch Cucamonga from our landlord which will generate additional savings and further enhance the bottom line. Management continues to streamline the operation and employ cost-saving measures wherever possible, while at the same time affording our customers the best there is in banking!

On behalf of the Board of Directors and Management of Vineyard National Bancorp, we appreciate your continued support and interest in the Bank.

Sincerely,

/s/ Lester Stroh M.D.                   /s/ Steven R. Sensenbach
-----------------------------           --------------------------------
Lester Stroh, M.D.                      Steven R. Sensenbach
Chairman of the Board                   President and Chief
                                        Executive Officer

VINEYARD NATIONAL BANCORP

                                        ANNUAL REPORT 1995


[PICTURE]







                                        [VNB LOGO]

FINANCIAL HIGHLIGHTS/YEAR AT A GLANCE
----------------------------------------------------

Total Assets                    1994                    $107,417,232
                                1995                    $107,559,133
                                Percent Change                 .001%

Total Deposits                  1994                    $ 98,584,479
                                1995                    $ 98,414,447
                                Percent Change               (.172)%

Net Loans                       1994                    $ 83,495,890
                                1995                    $ 77,482,539
                                Percent Change               (7.20)%

Net Income (Loss)               1994                    $(1,538,489)
                                1995                    $    833,805
                                Percent Change                154.2%

Net Income (Loss) Per Share     1994                    $      (.83)
                                1995                    $        .45
                                Percent Change                154.2%

Stockholders' Equity            1994                    $  6,860,144
                                1995                    $  7,752,714
                                Percent Change                13.01%

                   TO OUR STOCKHOLDERS, EMPLOYEES AND FRIENDS


[picture of Steven R. Sensenbach, President and Chief Executive Officer]

[picture of Lester Strom, M.D., Chairman of the Board]


Dear Shareholders:

While Southern California's economy during 1995 continued to show further signs of a recession, it appears that most banks in Vineyard National's primary service area made it through the year on a positive note. That also includes Vineyard National Bank!

As you read this annual report, you will note that total assets for the Bank remained fairly constant with that of 1994, even thought we sold our Victorville branch with $3,875,000 in assets. Loan volume throughout the State was extremely sluggish as consumers and businesses alike continued to fear further investments or expenditures. Vineyard's loan activity started to rebound the second half of 1995, even after the Victorville sale which represented a runoff of $3 million in loans.

The Bank as a whole reflected only a $6 million loss over 1994 in loan totals. We were also pleased with the Bank's deposit base. With the outflow of $4.1 million from Victorville, the Bank remained consistent with its base totals in deposits for the like period of 1994. Our total deposit loss was approximately $171,000. Focusing on the income side of the Bank, you will note that the Bank had $833,805 net income for the year (earnings per share of $.45) which was an improvement of $2.3 million over 1994.

As previously report to our shareholders, Vineyard suffered a major loan loss in 1994. However, the Bank successfully recovered a major portion of that charge off in 1995. Other positive events during the year were the successful approval to relocate our Lake Arrowhead branch to Blue Jay, California, which will have a very positive savings on the rent for that facility in 1996 and on. The Bank also consolidated its Lending Departments into one unit, reducing overhead even more. A decision was made early in 1995 to market our Victorville facility and its sale to Chino Valley Bank in October, 1995, eliminated an operational loss.

Vineyard National Bank's Board of Directors and Management are pleased with the operating results for 1995 and, while optimistic about 1996, we are still concerned about our regional economy. While we are predicting that 1996 will be an excellent year for the Bank, we are continuing to find ways to cut costs in operating expenses to further enhance the bottom line. We appreciate your continued support and interest in Vineyard National Bank.

[picture of Marty Sandercock,
  Ontario Auto Truck Plaza]

         While you might not be aware of it unless you happen to drive an 18-wheeler, the Ontario Auto Truck Plaza off Interstate 10 is one of the busiest hubs in the Inland Empire. Since taking over for his father in 1990, Marty Sandercock of Upland has overseen an operation that now includes a fuel station, restaurant, and travel store, as well as repair, wash, and scale facilities. Overnight parking facilities can accommodate approximately 500 trucks, and during peak times, the plaza will be filled to capacity most nights of the week. Sandercock and his wife Tina, who manages the travel store, employ about 155 people.

         Sandercock's goal is to provide for the needs of interstate truckers. What he needs, in turn, is a bank that will help him reach that goal. Five years ago, when he decided the Ontario Plaza should be one of the first truck stops in the nation to install an automatic teller machine on the premises, he couldn't get his bank at the time to accommodate him. When he ran out of options, he turned to a Vineyard National Bank official, serving at the time with Sandercock on the boards of the Boys and Girls clubs of the Inland Empire.

         Sandercock told him that Vineyard Bank could have his account if the bank would install an ATM. "It didn't take but a couple of days for him to come back with a `yes,'" Sandercock recalls. "I'm not sure our needs are really any different from any other customer. But I learned then that Vineyard can get the job done."

[picture of David Wilson
  Right Angle Inc. and Waterfront Gallery]

         Advertising is a creative business, one that requires taking more than a few risks in order to rise above the competition. It's that kind of mindset that led David Wilson of the Right Angle Inc. advertising firm to defy conventional wisdom and do the near-unthinkable: relocate his thriving firm from Westside Los Angeles to Lake Arrowhead.

         In retrospect, it wasn't such a bad idea. Wilson estimates his business has doubled in the three years since pulling up stakes in Los Angeles. Technological advances--computers, modems, over-night delivery--make it possible to conduct his business as though his offices still held a view of the Southern California freeway system rather than the waters of Lake Arrowhead.

         With clients located throughout Southern California from Santa Barbara to San Diego, Right Angle is one of biggest buyers of radio commercial air time in Southern California. The company also produces 2-3 million pieces of direct mail marketing materials each month. Plans are underway to build full-scale radio and production studios. Wilson's long-term dream is to create a Right Angle ranch, a place where up to two dozen clients can spend three or four days combining business and pleasure.

         Lewis serves as president of the Lake Arrowhead Village merchants association, and is on the board of directors of the Lake Arrowhead communities Chamber of Commerce. Other ventures include the Waterfront art gallery, which Wilson established last year to bridge the gap between graphic and fine arts.

         With so many interests and enterprises to juggle, Wilson swears by doing business with smaller, community banks. That's why he's with Vineyard National Bank. "If we have a unique or special need, Vineyard will bend over backwards to meet it," he says. "I really appreciate that they keep a very close eye on things. If something seems irregular, they're on the phone to you. That's a level of service you're not going to find just anywhere."

[picture of George D. Goodwin
  Goodwin's Market]

         Goodwin's Market was founded in the George C. Goodwin family living room in 1946. Fifty years later, the Crestline enterprise is still very much a family business, still owned and operated by Goodwins. George D. Goodwin, his wife Marty, and their six children have all at one time or another worked in the store. And a new generation is now making an appearance at the three-store chain.

         But don't make the mistake of assuming the old-fashioned, family nature of their establishment translates into a provincial outlook on business. The Goodwins are at the forefront of a technological revolution in retail sales information processing.

         Three years ago son Martin Goodwin, finding the available retail software not only inadequate but expensive, set out to create a better system. He's now developing a retailing operating system (ROS) containing all the necessary retail applications in a single computer system with the ease of a Windows interface.

         The key to his success, according to George Goodwin, is actual retail experience that allows Martin to appreciate the real-world needs of the shopkeeper. ROS has been used successfully in the Goodwin markets for 18 months already, while Martin Goodwin and his technical team continue to monitor and modify the system.

         The industry buzz surrounding ROS has already led to national press interest and support from Microsoft chairman Bill Gates. With plans underway to market the system around the world, the small-town enterprise is poised at the brink of something unimaginable 50 years ago.

         Goodwin's Market is constantly striving to offer better, more efficient service for its customers. And so they appreciate the service they receive from Vineyard National Bank, where they have been customers since the Crestline branch opened its doors 10 years ago. "We love it," says George Goodwin. "When we built the present store, it took seven months for [our bank at the time] to furnish the first dollar. With Vineyard, it takes a matter of weeks. Over the years we've worked with a lot of banks and a lot of managers. We just really enjoy doing business with Vineyard."

[picture of Al Schmid
  Raymar/Superior Molding]

         Al Schmid of Raymar/Superior Molding is a tool and die maker by trade. He moved into plastic mold-making in 1961 as the Southern California defense industry was picking up steam. The decline in defense spending in recent years was difficult to weather, says Schmid, until the company found a new niche manufacturing medical devises.

         That, along with the production of plastic parts for aircraft and automobile components, gives Schmid the satisfaction of knowing that the business he and his wife Helga named after their children Raymond and Mary is still a viable enterprise. (Raymond still works at the Ontario plant, but Mary has moved on to other ventures.)

         Raymar currently employs about 50 people and maintains a Southern California customer base. In fact, Schmid says, they more or less maintain the same customer base, since all their former defense industry customers have now re-aligned themselves into commercial production.

         The story of how the Schmids came to bank with Vineyard is a familiar one to fans of community banks. When Al Schmid was working on the plans and financing of a new building in the late '80s, he hit more than a few obstacles along the way. Particularly frustrating was the necessity of dealing with a faraway bank official too removed from the Schmid's needs. The months dragged on, and with funding for the building still not released Schmid's patience was stretched to the limit when he happened to run into a Vineyard National Bank representative.

         Just one day after collecting the necessary paperwork--a task which itself took only one day, according to Schmid--the Bank notified Raymar that the loan was approved. "They do in one day what Security Pacific could not do in eight months," recalls Schmid today. "I know that if I'm ever not satisfied, I can go to the main man right here, not some manager hidden behind a curtain on the 40th floor of a building in downtown Los Angeles."

[picture of Rick Lewis
  Pro-Turf Professional Landscape Services]

         Doubling in size in only four years is no reason to slow down, says Rick Lewis of Pro-Turf Professional Landscape Services. His next goal is to become the largest landscape service in the area. The company was founded in 1965 by Rick's father Robert Lewis; Rick assumed the presidency in 1989. The business includes another son, Ed, who works as the company's estimator.

         Operating out of offices in Chino and Mission Viejo, Pro-Turf's work is nearly 90 percent commercial maintenance, and 10 percent installation. The commercial contracts include condominiums, apartments, shopping centers, industrial complexes, and city government buildings. The company, which employs 90 workers, boasts clients throughout Los Angeles, San Bernardino, Orange, and Riverside counties. Rick Lewis says they are particularly proud of their work on Mission Viejo's sports facility complex, which includes Olympic training facilities.

         Overseeing operations requires Rick Lewis to stop by his Vineyard Bank branch nearly on a daily basis. Pro-Turf joined Vineyard when the Chino branch was still located in a temporary trailer before the current building was completed in 1988.

         Lewis says he had suffered through numerous bad experiences with larger banks and was looking for something better. He credits Vineyard, and particularly the Chino branch manager at the time Chuck Parsons, with helping Pro-Turf through its growth spurt. "A growing business needs loans," says Lewis. "Chuck went that extra mile to help me out. They know our needs. As far as my business goes, I don't know if we would be as large as we are without them."


[picture of Gene Fulton
  Jensen's Finest Foods]

         "My philosophy is to bank with local institutions. I want to show loyalty to the smaller bank that offers all the services of a large bank. Vineyard is doing the job."

         Service is something Gene Fulton knows something about. As a high school student he worked as a clean-up boy in Mr. Jensen's Blue Jay grocery store. Over the years he moved into progressively more responsible positions, until purchasing the store from Jensen in 1981.

         Since then, the business has grown to include six outlets located in Blue Jay, Wrightwood, Palm Desert, Palm Springs, Rancho Mirage, and Cedar Glen and employing about 300 people. Two of the stores are known as Jensen's Minute Shops--small, convenience-store operations with groceries, wine, liquor, and a deli--while the others, which Fulton describes as upscale grocery stores, are called Jensen's Finest Foods. His niche, as he sees it, is to provide the specialized services the large grocery chains cannot.

         And indeed, the larger stores, each around 30,000 square feet, offer full-service meat, seafood, and produce departments as well as delicatessens and bakeries that produce only from-scratch goods. Jensen's is equally well known for their fine selections of wines and liquors as well as special services such as gourmet gift baskets.

         Today, even with three sons working alongside him, Fulton has chosen to keep the Jensen name because of its instant recognition and association with quality. That's important, he believes, in any business but especially in one located in resort areas where the steady customers might be former presidents
(Ford) or captains of industry (Annenberg) with pretty good name-recognition themselves.

[picture of Toshio and Tydon Hashioka
   ATMC Inc.]

         Toshio and Susan Hashioka sensed an opportunity in the making back in 1981 when the automatic teller machine was first starting to gain recognition and usage among bank customers. That was the year Toshio, who has a background in both banking and the development of the ATM, and his wife Susan launched an automatic teller machine consulting firm out of Gardena, Calif.

         What began as a two-person enterprise has grown into ATMC, an independent ATM servicing and consulting firm. Today the Ontario-based company services more than 800 machines all over California, Washington, Oregon, Texas and Colorado and employs approximately 100 people. ATMC also provides ATM installation, hardware maintenance, and supply sales.

         Susan Hashioka estimates their business was one of the first of its kind west of the Mississippi. They maintain a fleet of about 30 cars and small trucks, warehousing parts all over the state. She thought the growth in ATM usage had peaked a few years ago, but predicts substantial growth for ATMC this year.

         It seem fitting that their first contact with Vineyard was when the bank became one of ATMC's earliest clients. The decision to bank with Vineyard came not long after. "We found larger banks have no idea of what we do, so they could care less. We wanted a closer relationship with a community bank with interest in us," says Susan Hashioka. "We wanted someone assigned to work with us, to talk to us about what's going on. We have that with Vineyard."

[picture of Dan Fox
  Animal Pest Management Services Inc.]

         His name is Dan Fox and he's the owner of Animal Pest Management Services. But please, no puns about his last name. Pest management is serious business these days. Fox, who has a degree in biology and pest management from California State Polytechnic University, spends much of his time out in the field. His operation, 80 percent commercial and 20 percent residential, maintains offices in Chino and Ventura, covering all of Southern California except San Diego, from San Luis Obispo to Palm Springs.

         Modern pest control methods today include netting, trapping, exclusion and habitat modification. One of the biggest challenges Fox says he faces is controlling pests without harming them. The swallow is a case in point. While many Californians may view the bird nostalgically, the Federally protected species nonetheless carries eco-parasites harmful to others.

         Fox, who considers himself a convert from large, mega-branch banking institutions, came to Vineyard in 1985. He's impressed with the fact that Vineyard staff members recognize him when he walks into his branch. Part of the reason might be that Fox holds an important milestone: He purchased his current building with the branch's very first Small Business Administration 504 loan. "I have quite a bit of contact with the bank, since my big expense is purchasing service trucks," says Fox. "If I've got a problem, or there's something I can't figure out and I need advice, [they're] super. They understand business and my needs."

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

         Trading in the Company's Common Stock has been relatively inactive and the trades that do occur from time to time cannot be characterized as constituting an active trading market. The Common Stock is not listed on any national or regional stock exchange or with NASDAQ. At December 31, 1995, the Company had approximately 742 shareholders.

         The following table summarizes the high and low prices at which the shares of Common Stock of the Company have traded during the periods indicated, based upon trades of which management of the Company has knowledge. Quoted prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. This information has been provided by the Company's securities dealer, Sutro & Company.

                              Sales Prices of
                             Common Stock (1), (2)
                          -------------------------
                             High           Low
                          ----------    -----------
    1994
First Quarter                $3.25          $2.75
Second Quarter                2.75           2.00
Third Quarter                 2.75           2.00
Fourth Quarter                3.00           2.75

    1995
First Quarter                $3.50           3.00
Second Quarter                3.88           3.50
Third Quarter                 3.88           3.00
Fourth Quarter                3.50           3.00


--------
(1)      Adjusted to reflect all stock splits by the Company.

(2) Trades by directors and/or executive officers of the Company did not account for any of the trades reflected in the above table.

ITEM 6.           SELECTED FINANCIAL DATA

The selected financial data set forth below for the fiscal years ended December 31, 1995, 1994 and 1993, are derived from the audited consolidated and Bank financial statements of the Company examined by Vavrinek, Trine, Day & Co., Certified Public Accountants, included elsewhere in this Report and should be read in conjunction with those consolidated financial statements. The selected financial data for the fiscal years ended December 31, 1992 and 1991, are derived from audited financial statements examined by Vavrinek, Trine, Day & Co. which are not included in this Report.

                                                                   Year Ended December 31,
                                             ------------------------------------------------------------------------------------
                                                 1995            1994                1993                1992             1991
                                             ------------    ------------        ------------        ------------    ------------
Net Interest Income                          $  6,169,275    $  6,553,528        $  7,033,628        $  7,419,569    $  8,188,677
(Provision)/Credit for Loan and Lease
Losses                                            429,000      (1,440,000)           (300,000)         (2,351,800)       (355,000)
Other Income                                    3,922,117       2,769,679           3,893,329           3,995,952       3,036,943
Other Expenses                                 (9,102,333)     (9,791,796)        (10,129,534)        (10,415,287)     (9,851,790)
                                             ------------    ------------        ------------        ------------    ------------
Income/(Loss) Before Taxes                      1,418,059      (1,908,589)            497,423          (1,351,566)      1,018,830
Income Taxes                                     (584,254)       (370,100)            144,800            (269,200)        315,200
                                             ------------    ------------        ------------        ------------    ------------
 of Accounting Change                             833,805      (1,538,489)            352,623          (1,082,366)        703,630
                                                                                                     ------------    ------------
Cumulative Effect of Change in
 Accounting For Income Taxes                         --              --               107,000                --              --
                                             ------------    ------------        ------------        ------------    ------------
Net Income/(Loss)                            $    833,805    $ (1,538,489)       $    459,623        $ (1,082,366)   $    703,630
                                             ============    ============        ============        ============    ============
Earnings/(Loss) Per Share of Common
Stock(1)
Income/(Loss) Before Cumulative Effect       $       0.45    $      (0.83)       $       0.19        $      (0.58)   $       0.38
Cumulative Effect                                    --              --                  0.06                --              --
                                             ------------    ------------        ------------        ------------    ------------
Net Income/(Loss)                            $       0.45    $      (0.83)       $       0.25        $      (0.58)   $       0.38
                                             ============    ============        ============        ============    ============
Number of Shares Used in Per Share
Calculation (1)                                 1,862,643       1,862,643           1,862,643           1,862,643       1,850,303
Stock Splits                                      6 for 5            --                  --                  --           6 for 5

BALANCE SHEET DATA
  Assets                                     $107,559,133    $107,417,232        $120,646,469        $137,835,991    $144,936,450
                                             ============    ============        ============        ============    ============
  Deposits                                   $ 98,414,447    $ 98,584,479        $111,186,106        $127,715,070    $134,377,806
                                             ============    ============        ============        ============    ============
  Loans and Leases/(Net)                     $ 77,287,938    $ 83,786,866        $ 83,940,271        $ 94,815,525    $107,386,227
                                             ============    ============        ============        ============    ============
  Stockholders' Equity                       $  7,752,714    $  6,860,144        $  8,446,305        $  7,986,682    $  9,069,716
                                             ============    ============        ============        ============    ============


--------
(1)      Retroactively adjusted for stock splits.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                                         1995                 1994
                                                                                     -------------        -------------
Cash and due from banks (minimum Federal Reserve Balance
 at December 31, 1995 was $1,388,000)                                                $   8,093,749        $   8,510,019
Federal funds sold                                                                       1,925,000                 --
                                                                                     -------------        -------------
                Total Cash and Cash Equivalents                                         10,018,749            8,510,019
                                                                                     -------------        -------------
Interest-bearing deposits in other financial institutions                                  792,000               99,000
Investment Securities (Notes #1C and #2)
    Available for sale                                                                  13,431,518            3,053,407
    Held to maturity (approximate fair value $4,888,000)                                      --              4,989,313
Loans, net of unearned income (Notes #1D and #3)                                        77,482,539           83,495,890
Direct lease financing (Notes #1F and #4)                                                  588,865            1,305,409
                Less:  Reserve for probable loan and lease
                 losses (Notes #1E and #6)                                                (783,466)          (1,014,433)
                                                                                     -------------        -------------
                                                                                        77,287,938           83,786,866
Bank premises and equipment (Note #1G and #7)                                            3,703,294            3,916,924
Accrued interest                                                                           541,975              488,166
Cash surrender value of life insurance                                                     741,834              547,601
Other real estate owned (Notes #1K, #22 and #23)                                           608,694              848,234
Other assets                                                                               433,131            1,177,702
                                                                                     -------------        -------------
                Total Assets                                                         $ 107,559,133        $ 107,417,232
                                                                                     =============        =============
                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Deposits
        Demand deposits                                                                 25,691,559           26,310,472
        Savings and NOW deposits                                                        26,537,492           32,601,508
        Money market deposits                                                           16,295,843           18,745,732
        Time deposits in denominations of $100,000 or more                               8,932,511            7,364,006
        Other time deposits                                                             20,957,042           13,562,761
                                                                                     -------------        -------------
                                                                                        98,414,447           98,584,479
    Federal funds purchased                                                                   --              1,000,000
    Accrued employee salary and benefits (Notes #14 and #15)                               443,013              486,236
    Accrued interest and other liabilities                                                 948,959              486,373
                                                                                     -------------        -------------
                Total Liabilities                                                       99,806,419          100,557,088
                                                                                     -------------        -------------
Stockholders' Equity
    Contributed Capital
        Common stock - authorized 15,000,000 shares, no par
         value, issued and outstanding 1,862,643 shares in
         1995 and 1994 (Note #10)                                                        2,106,258            2,106,258
    Additional paid in capital                                                           3,306,684            3,306,684
    Retained Earnings                                                                    2,327,885            1,494,874
    Valuation allowance for investments                                                     11,887              (47,672)
                                                                                     -------------        -------------
                Total Stockholders' Equity                                               7,752,714            6,860,144
                                                                                     -------------        -------------
                Total Liabilities and Stockholders' Equity                           $ 107,559,133        $ 107,417,232
                                                                                     =============        =============


The accompanying notes are an integral part of these financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 1995, 1994 AND 1993


                                                                             1995                1994                1993
                                                                         ------------        ------------        ------------
INTEREST INCOME
    Interest and fees on loans (Note #1D)                                $  7,470,066        $  7,511,170        $  8,411,963
    Interest on Investment Securities (Note #1C)
        Obligations of U.S. Government Agencies and Corporations              745,436             662,282             612,789
        Obligations of State and Political Subdivisions                           271                 465                 665
    Interest on other securities                                                9,749               9,641               9,461
    Interest on deposits                                                       36,022              11,235              28,582
    Interest on Federal funds sold                                            232,159             112,145             167,111
    Direct lease financing income (Note #1F)                                   75,160             165,594             284,180
                                                                         ------------        ------------        ------------
                Total Interest Income                                       8,568,863           8,472,532           9,514,751
                                                                         ------------        ------------        ------------
INTEREST EXPENSE
    Interest on savings deposits                                              258,963             378,918             488,631
    Interest on NOW and money market deposits                                 573,804             856,661           1,136,962
    Interest on time deposits in denominations of $100,000 or more            334,410             212,361             239,772
    Interest on other time deposits                                         1,225,710             457,673             598,999
    Interest on Federal funds purchased and other interest                      6,701              13,391              16,759
                                                                         ------------        ------------        ------------
                Total Interest Expense                                      2,399,588           1,919,004           2,481,123
                                                                         ------------        ------------        ------------
                Net Interest Income                                         6,169,275           6,553,528           7,033,628
PROVISION/CREDIT FOR LOAN AND LEASE LOSSES (NOTE #1E AND #6)                  429,000          (1,440,000)           (300,000)
                                                                         ------------        ------------        ------------
                Net Interest Income After Provision
                 for Loan and Lease Losses                                  6,598,275           5,113,528           6,733,628
                                                                         ------------        ------------        ------------
OTHER INCOME
    Fees and service charges, gain on sale of loans
     and loan servicing income (Note #12)                                   2,447,100           2,824,731           3,871,517
    Sale of mortgage servicing rights (Note #19)                            1,488,789                --                  --
    Sale of branch office (Note #25)                                           22,984                --                  --
    Net loss on sale of other real estate owned                               (39,463)            (39,286)             (4,142)
    Net gain/(loss) on sale of investment securities                           (8,237)            (29,051)              2,344
    Other Income                                                               10,944              13,285              23,610
                                                                         ------------        ------------        ------------
                Total Other Income                                          3,922,117           2,769,679           3,893,329
                                                                         ------------        ------------        ------------
OTHER EXPENSES
    Salaries and employee benefits                                          3,991,474           4,090,822           4,664,969
    Occupancy expense of premises                                           1,253,892           1,209,886           1,177,941
    Furniture and equipment expenses                                          646,499             683,351             794,315
    Other expenses (Note #12)                                               3,210,468           3,807,737           3,492,309
                                                                         ------------        ------------        ------------
                Total Other Expenses                                        9,102,333           9,791,796          10,129,534
                                                                         ------------        ------------        ------------
Income/(Loss) Before Income Taxes and Cumulative
 Effect of Accounting Change                                                1,418,059          (1,908,589)            497,423
Income Taxes (Notes #1J and #8)                                               584,254            (370,100)            144,800
                                                                         ------------        ------------        ------------
Income/(Loss) Before Cumulative Effect of Accounting Change                   833,805          (1,538,489)            352,623
Cumulative Effect of Change in Accounting For Income Taxes
 (Note #17)                                                                      --                  --               107,000
                                                                         ------------        ------------        ------------
Net Income/(Loss)                                                        $    833,805        $ (1,538,489)       $    459,623
                                                                         ============        ============        ============
Income/(Loss) Per Share
    Earnings/(Loss) Per Share (Note #16)
        Income/(Loss) Before Cumulative Effect                           $       0.45        $      (0.83)       $       0.19
        Cumulative Effect                                                        --                  --                  0.06
                                                                         ------------        ------------        ------------
Net Income/(Loss)                                                        $       0.45        $      (0.83)       $       0.25
                                                                         ============        ============        ============


The accompanying notes are an integral part of these financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 1995, 1994 AND 1993

                                                                                                            VALUATION
                                             NUMBER OF                      ADDITIONAL                      ALLOWANCE
                                               SHARES          COMMON         PAID IN        RETAINED          FOR
                                            OUTSTANDING         STOCK         CAPITAL        EARNINGS      INVESTMENTS
                                           --------------   -------------  -------------  --------------  --------------
Balance, January 1, 1993                        1,552,425   $   2,106,258  $   3,306,684  $    2,573,740  $     -

    Net income for the year                      -                -              -               459,623        -
                                           --------------   -------------  -------------  --------------  --------------

Balance, December 31, 1993                      1,552,425       2,106,258      3,306,684       3,033,363        -

    Unrealized loss on investment
     securities available-for-sale
     (net of tax)                                -                -              -              -                (47,672)

    Net loss for the year                        -                -              -            (1,538,489)       -
                                           --------------   -------------  -------------  --------------  --------------

Balance, December 31, 1994                      1,552,425       2,106,258      3,306,684       1,494,874         (47,672)

    Change in unrealized gain/(loss)
     on investment securities
     available-for-sale (net of tax)             -                -              -                -               59,559

    Six-for-five stock split                      310,218         -              -                -             -

    Cash paid to shareholders in lieu
     of fractional shares on six-for-
    five stock split                             -                -              -                  (794)       -

    Net income for the year                      -                -              -               833,805        -
                                           --------------   -------------  -------------  --------------  --------------

BALANCE, DECEMBER 31, 1995                      1,862,643   $   2,106,258  $   3,306,684  $    2,327,885  $       11,887
                                           ==============   =============  =============  ==============  ==============


The accompanying notes are an integral part of these financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 1995, 1994 AND 1993

                                                                    1995                1994                1993
                                                                ------------        ------------        ------------
DECREASE IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
    Interest and fees received                                  $  7,543,620        $  9,569,008        $ 10,079,171
    Service fees and other income received                         3,944,375           2,838,016           3,881,428
    Financing revenue received under leases                           75,160             165,594             284,180
    Interest paid                                                 (2,027,170)         (1,950,722)         (2,583,173)
    Cash paid to suppliers and employees                          (8,906,657)         (9,377,571)         (9,720,421)
    Income taxes                                                     311,393             134,338              25,513
                                                                ------------        ------------        ------------
                Net Cash Provided By Operating Activities            940,721           1,378,663           1,966,698
                                                                ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales and maturities of investment
     securities held to maturity                                   2,797,500           9,500,000          12,007,422
    Proceeds from sales and maturities of investment
     securities, available for sale                               11,055,000          14,955,590                --
    Purchase of investment securities held to maturity                  --            (2,975,156)        (19,055,196)
    Purchase of investment securities available for sale         (18,948,067)         (9,866,130)               --
    Proceeds from maturities of deposits in other
     financial institutions                                          891,000             781,000           2,073,000
    Increase in OREO                                                (263,372)            (53,025)         (1,374,258)
    Purchase of deposits in other financial institutions          (1,584,000)           (391,000)         (1,672,000)
    Recoveries on loans previously written off                       894,920             265,128             578,555
    Net (increase)/decrease in loans to customers                  5,970,829          (4,039,130)          7,807,203
    Net decrease in leases to customers                              716,544           1,404,057           1,502,117
    Capital expenditures                                            (494,129)           (224,977)           (403,993)
    Proceeds from sale of property, plant and equipment               39,161               1,141             247,687
    Proceeds from sale of branch                                     200,000                --                  --
    Proceeds from sale of OREO                                       463,449             143,334             392,287
                                                                ------------        ------------        ------------
                Net Cash Provided By Investing Activities          1,738,835           9,500,832           2,102,824
                                                                ------------        ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net decrease in demand deposits, NOW accounts,
     savings accounts, and money market deposits                  (9,132,818)        (13,562,350)        (13,033,202)
    Net increase/(decrease) in certificates of deposits            8,962,786             960,723          (3,495,762)
    Net increase/(decrease) in federal funds purchased            (1,000,000)          1,000,000                --
    Cash paid in lieu of fractional shares                              (794)               --                  --
    Decrease in mortgages payable                                       --                  --              (887,277)
                                                                ------------        ------------        ------------
                Net Cash Used In Financing Activities             (1,170,826)        (11,601,627)        (17,416,241)
                                                                ------------        ------------        ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                          1,508,730            (722,132)        (13,346,719)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       8,510,019           9,232,151          22,578,870
                                                                ------------        ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                          $ 10,018,749        $  8,510,019        $  9,232,151
                                                                ============        ============        ============


The accompanying notes are an integral part of these financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 1995, 1994 AND 1993

                                                                           1995              1994             1993
                                                                      ---------------   ---------------  ---------------
RECONCILIATION OF NET INCOME/(LOSS) TO
 NET CASH PROVIDED BY OPERATING ACTIVITIES
    Net Income/(Loss)                                           $   833,805        $(1,538,489)       $   459,623
                                                                -----------        -----------        -----------
    Adjustments to Reconcile Net Income/(Loss)
     to Net Cash Provided by Operating Activities
        Depreciation and amortization                               249,933            482,375            608,859
        Provision/(credit) for probable credit losses              (429,000)         1,440,000            300,000
        (Gain)/loss on sale of equipment                               (260)             1,330               (610)
        Increase/(decrease) in taxes payable                        895,647           (235,762)            63,313
        Increase in other assets                                   (157,491)           (67,034)           (59,662)
        Increase/(decrease) in unearned loan fees                  (654,365)         1,083,350            686,379
        (Increase)/decrease in interest receivable                  (53,809)           186,005            139,902
        Increase/(decrease) in interest payable                     372,418            (31,718)          (102,050)
        Decrease in accrued expense and
         other liabilities                                         (140,873)            (9,731)          (130,854)
        Gain on sale of branch                                      (22,984)              --                 --
        (Gain)/loss on sale of investment securities                  8,237             29,051             (2,344)
        Loss on sale of OREO                                         39,463             39,286              4,142
                                                                -----------        -----------        -----------

                Total Adjustments                                   106,916          2,917,152          1,507,075
                                                                -----------        -----------        -----------

                Net Cash Provided by Operating Activities       $   940,721        $ 1,378,663        $ 1,966,698
                                                                ===========        ===========        ===========


SUPPLEMENTARY INFORMATION
    Change in valuation allowance for
     investment securities                                      $    59,559        $   (47,672)       $      --
                                                                ===========        ===========        ===========
    Book value of investment securities transferred             $ 2,197,960        $      --          $      --
     from held-to-maturity to available-for-sale                ===========        ===========        ===========



The accompanying notes are an integral part of these financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Vineyard National Bancorp (the Company) and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. A summary of the Company's significant accounting and reporting policies consistently applied in the preparation of the accompanying financial statements follows:

A.       Principles of Consolidation

         The consolidated financial statements include the Company and its wholly owned subsidiary, Vineyard National Bank. Intercompany balances and transactions have been eliminated.

B.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change.

C.       Investment Securities

         The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994, which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Securities are classified in three categories and accounted for as follows: debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities are deemed as either available-for-sale and are measured at fair value, with unrealized gains and losses, reported in a separate component of stockholders' equity. For 1993, investment securities were stated at cost and adjusted for amortization of premiums and accretion of

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

C.  Investment Securities, Continued

    discounts, which are recognized as adjustments to interest income. Gains or losses on disposition were based on the net proceeds and adjusted carrying amount of the securities sold.

D.  Loans and Interest on Loans

    Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is accrued monthly as earned on all loans not discounted. The Bank recognizes loan origination fees to the extent they represent reimbursement for initial direct costs, as income at the time of loan boarding. The excess of fees over costs, if any, is deferred and credited to income over the term of the loan. Unearned discounted on installment loans is recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's).

    The Bank adopted SFAS No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan" on January 1, 1995. The statement generally requires those loans identified as "impaired" to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

E.  Allowance for Loan Losses

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

F.  Direct Lease Financing

    The investment in lease contracts is recorded using the finance method of accounting. Under the finance method, an asset is recorded in the amount of the total lease payments receivable and estimated residual value, reduced by unearned income. Income, represented by the excess of the total receivable over the cost of the related asset, is recorded in income in decreasing amounts over the term of the contract based upon the principal amount outstanding. The

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

F.  Direct Lease Financing, Continued

    financing lease portfolio consists of buses and relocatable buildings, with terms from three to seven years.

G.  Bank Premises, Equipment and Leasehold Improvements

    The Company's furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method. Rates of depreciation are based on the following depreciable lives: furniture, two to fifteen years; leasehold improvements, fifteen years; and equipment, five to twenty years. Total depreciation expense for the reporting periods ending December 31, 1995, 1994 and 1993, was approximately $492,000, $490,000 and $587,000, respectively.

H.  Reclassifications

    Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to 1995 classifications.

I.  Consolidated Statement of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

J.  Income Taxes

    Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

K.  Other Real Estate Owned

    Other real estate owned, which represents real estate acquired through foreclosure, is stated at the lower of the carrying value of the loan or the estimated fair value less estimated selling costs of the related real estate. Loan balances in excess of the fair value of the real estate acquired at the date of acquisition are charged against the allowance for loan losses. Any subsequent declines in estimated fair value less selling costs, operating expenses or income and gains or losses on disposition of such properties are charged to current operations.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

L.  New Accounting Pronouncements

    In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. An impairment loss shall be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost.

    In May 1995, FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends certain provisions of SFAS No. 65 "Accounting for Certain Mortgage Banking Activities" to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. When accounting for the cost of mortgage servicing rights in accordance with SFAS No. 122, regardless of the origin of those costs, the cost of acquisition includes the cost of the related mortgage servicing rights. If the mortgage banking enterprise sells a mortgage and a note and retains servicing rights, the total cost of the mortgage loan should be allocated to the mortgage servicing rights and the loan based upon the fair value of each. If the values are not practicably determinable, the entire cost of the acquisition should be allocated to the loan only.

    In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-based Compensation." This Statement establishes a fair value based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

    The Bank has not elected early adoption of any of the statements and has not determined the potential impact of the statements on its financial statements. The statements are effective for financial statements issued for fiscal years beginning after December 15, 1995.

NOTE #2 - INVESTMENT SECURITIES

At December 31, 1995 and 1994, the investment securities portfolio was comprised of securities classified as available-for-sale and held-to-maturity, in conjunction with the adoption of SFAS No. 115, resulting in investment securities available-for-sale being carried at fair value and investment securities held-to-maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #2 - INVESTMENT SECURITIES, CONTINUED

The amortized cost and fair values of investment securities available-for-sale at December 31, 1995 were:

                                                                           GROSS            GROSS
                                                        AMORTIZED        UNREALIZED       UNREALIZED
                                                           COST            GAINS            LOSSES         FAIR VALUE
                                                      --------------   --------------   --------------   ---------------
U.S. Treasury securities                              $    6,003,641   $        8,546                    $     6,012,187
Obligations of other U.S. government
 agencies and corporations                                 7,225,536           11,951                          7,237,487
Other securities                                             181,844                                             181,844
                                                      --------------   --------------   --------------   ---------------
                                                      $   13,411,021   $       20,497   $      -         $    13,431,518
                                                      ==============   ==============   ==============   ===============


The amortized cost and fair values of investment securities available-for-sale at December 31, 1994 were:

                                                                            GROSS            GROSS
                                                          AMORTIZED       UNREALIZED       UNREALIZED
                                                            COST            GAINS            LOSSES         FAIR VALUE
                                                       ---------------  --------------   --------------   --------------
U.S. Treasury securities                               $     1,968,755                   $      (54,692)  $    1,914,063
Obligations of other U.S. government
 agencies and corporations                                   1,000,000                          (27,500)         972,500
Other securities                                               166,844                                           166,844
                                                       ---------------  --------------   --------------   --------------
                                                       $     3,135,599  $      -         $      (82,192)  $    3,053,407
                                                       ===============  ==============   ==============   ==============


The amortized cost and fair values of investment securities held-to-maturity at December 31, 1994 were:

                                                                            GROSS            GROSS
                                                          AMORTIZED       UNREALIZED       UNREALIZED
                                                            COST            GAINS            LOSSES         FAIR VALUE
                                                       ---------------  --------------   --------------   --------------
U.S. Treasury securities                               $     2,000,737                   $      (10,737)  $    1,990,000
Obligations of other U.S. government
 agencies and corporations                                   2,983,558                          (90,283)       2,893,275
Obligations of state and
 political subdivisions                                          5,018  $           12                             5,030
                                                       ---------------  --------------   --------------   --------------
                                                       $     4,989,313  $           12   $     (101,020)  $    4,888,305
                                                       ===============  ==============   ==============   ==============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #2 - INVESTMENT SECURITIES, CONTINUED

The amortized cost and fair values of investment securities available-for-sale at December 31, 1995, by expected maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             SECURITIES AVAILABLE-
                                                                    FOR-SALE
                                                      ------------------------------------
                                                         AMORTIZED              FAIR
                                                            COST                VALUE
                                                      ----------------     ---------------
Due in one year or less                               $     11,018,774     $    11,032,674
Due after one year but less than five years                  2,210,403           2,217,000
                                                      ----------------     ---------------
                                                            13,229,177          13,249,674
Other securities                                               181,844             181,844
                                                      ----------------     ---------------
                                                      $     13,411,021     $    13,431,518
                                                      ================     ===============


Proceeds from sales and maturities of investment securities available-for-sale and held-to-maturity during 1995 were $11,055,000 and $2,797,500, respectively. Gross losses on those sales and maturities were $8,237. Included in shareholders' equity at December 31, 1995 is $11,887 of net unrealized losses (net of $8,611 estimated tax benefit) on investment securities available-for-sale.

Proceeds from sales and maturities of investment securities available-for-sale and held-to-maturity during 1994 were $14,955,590 and $9,500,000, respectively. Gross gains and losses on those sales and maturities were $3,816 and $32,867, respectively. Included in shareholders' equity at December 31, 1994 is $47,672 of net unrealized losses (net of $34,520 estimated tax benefit) on investment securities available-for-sale.

Securities with a carrying value of $3,802,906 and $4,295,804 and market value of $3,802,906 and $4,205,045 at December 31, 1995 and 1994, respectively, were pledged to secure public monies as required by law.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #3 - LOANS

All the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area, which includes the counties of San Bernardino and Los Angeles. These loans are collateralized in accordance with Company policy. The concentrations of credit by type of loan are outlined as follows:

                                                     1995                 1994
                                               ----------------     ----------------
Commercial, financial and agricultural         $      9,256,985     $      9,150,757
Real Estate - construction                              680,085            1,483,921
Real Estate - mortgage
    Commercial                                       22,299,858           18,426,302
    Residential                                       6,580,811            8,464,082
Installment loans to individuals                     41,723,335           49,657,401
All other loans (including overdrafts)                   69,477               95,804
                                               ----------------     ----------------
                                                     80,610,551           87,278,267
Unearned income on installment loans                 (2,796,117)          (3,538,061)
Deferred loan fees                                     (331,895)            (244,316)
                                               ----------------     ----------------
        Loans, Net of Unearned Income          $     77,482,539     $     83,495,890
                                               ================     ================


Non-accruing loans totaled approximately $479,000 and $139,000 at December 31, 1995 and 1994, respectively. Interest income that would have been recognized on non-accrual loans if they had performed in accordance with the terms of the loans was approximately $42,000, $13,000 and $134,000 for the years ended December 31, 1995, 1994 and 1993, respectively. This had the effect of reducing earnings per share $.02, $.01 and $.07 for the years ended December 31, 1995, 1994 and 1993, respectively.

At December 31, 1995 and 1994, the Company had approximately $320,000 and $701,000, respectively, in loans past due 90 days or more in interest or principal and still accruing interest. These loans are well secured and in the process of collection, or are secured by 1-4 single family residences.

At December 31, 1995, the Bank had loans amounting to approximately $564,000, that were specifically classified as impaired. The average balance of these loans amounted to approximately $567,000 for the year ended December 31, 1995. The allowance for loan losses related to impaired loans amounted to approximately $67,000 at December 31, 1995. The following is a summary of cash receipts on these loans and how they were applied in 1995:

Cash receipts applied to reduce principal balance      $    8,853
Cash receipts recognized as interest income                24,931
                                                       ----------
                Total Cash Receipts                    $   33,784
                                                       ==========

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #4 - DIRECT LEASE FINANCING

The Company leases buses and relocatable buildings to parties under agreements which range generally from three to seven years. Executory costs are paid by the lessee and leases do not include any contingent rental features. The net investment in direct lease financing consists of the following:

                                                        1995               1994
                                                   --------------     --------------
Lease payments receivable                          $      649,774     $    1,469,140
Unearned income                                           (60,909)          (163,731)
                                                   --------------     --------------
                Total Direct Lease Financing       $      588,865     $    1,305,409
                                                   ==============     ==============

The Company had no outstanding commitments relating to municipal leases at December 31, 1995 and 1994.

At December 31, 1995, future minimum lease payments receivable under direct financing leases are as follows:

    YEAR ENDING
   DECEMBER 31,
-------------------
       1996                  $    395,537
       1997                       168,491
       1998                        24,837
                             ------------
                Total        $    588,865
                             ============


NOTE #5 - LOANS TO DIRECTORS AND OFFICERS

In the ordinary course of business, the Company has granted loans to certain directors and officers and the companies with which they are associated. All such loans were made under the terms which are consistent with the Bank's normal lending policies.

An analysis of the activity with respect to such aggregate loans to related parties during 1995 and 1994, is as follows:

                                                1995                1994
                                           ---------------     ---------------
Outstanding balance, Beginning of year     $     1,936,581     $     1,539,592
Credit granted, including renewals                 448,007           1,463,064
Repayments                                        (928,704)         (1,066,075)
                                           ---------------     ---------------
Outstanding balance, End of year           $     1,455,884     $     1,936,581
                                           ===============     ===============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #5 - LOANS TO DIRECTORS AND OFFICERS, CONTINUED

Not included in the balances outstanding at December 31, 1995 and 1994 were undisbursed commitments to lend of approximately $119,000 and $122,000, respectively. Included in the balances above were loans classified by the Company's regulatory agency or by the Company for approximately $0 ($0 undisbursed) in 1995 and $431,000 ($89,000 undisbursed) in 1994. There were no non-accruing loans to Directors and Officers in 1995 and 1994.

NOTE #6 - RESERVE FOR PROBABLE LOAN AND LEASE LOSSES

Transactions in the reserve for loan and lease losses are summarized as follows:

                                                                      1995                1994                1993
                                                                 ---------------     ---------------     ---------------
Balance, Beginning of year                                       $     1,014,433     $     1,307,105     $     1,868,295
Recoveries on loans previously charged off                               894,920             265,128             578,555
Loans charged off                                                       (696,887)         (1,997,800)         (1,439,745)
Provision charged to operating expense                                  (429,000)          1,440,000             300,000
                                                                 ---------------     ---------------     ---------------
Balance, End of year                                             $       783,466     $     1,014,433     $     1,307,105
                                                                 ===============     ===============     ===============


NOTE #7 - PREMISES AND EQUIPMENT

Major classifications of Company premises and equipment are summarized as follows:

                                                                                          1995                1994
                                                                                     ---------------     ---------------
Buildings                                                                            $     1,571,635     $     1,365,572
Furniture and equipment                                                                    3,245,193           3,463,908
Leasehold improvements                                                                     1,191,835           1,297,533
                                                                                     ---------------     ---------------
                                                                                           6,008,663           6,127,013
        Less:  Accumulated depreciation
         and amortization                                                                 (2,965,369)         (2,870,089)
Land                                                                                         660,000             660,000
                                                                                     ---------------     ---------------
                Total                                                                $     3,703,294     $     3,916,924
                                                                                     ===============     ===============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #8 - INCOME TAXES

                                                           Year Ending December 31,
                                                ------------------------------------------
                                                  1995            1994              1993
                                                ---------       ---------        ---------
Tax provision/(credit) applicable to
 income before income taxes                     $ 584,254       $(370,100)       $ 144,800
                                                =========       =========        =========

Federal Income Tax
    Current                                          --              --           (106,134)
    Deferred                                      416,752        (372,500)         185,737
                                                ---------       ---------        ---------
                Total Federal Income Tax          416,752        (372,500)          79,603
                                                ---------       ---------        ---------

State Franchise Tax
    Current                                         2,400           2,400            1,600
    Deferred                                      165,102            --             63,597
                                                ---------       ---------        ---------
                Total State Franchise Tax         167,502           2,400           65,197
                                                ---------       ---------        ---------
                Total                           $ 584,254       $(370,100)       $ 144,800
                                                =========       =========        =========


Deferred tax expense/(credits) result from timing differences in the recognition of revenues and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each are as follows:

                                              1995                          1994                         1993
                                   ---------------------------   --------------------------   --------------------------
                                      Federal        State          Federal        State         Federal        State
                                   -------------  ------------   -------------  -----------   -------------  -----------
Tax Effect Of
Revenue and expenses
 reported on a different
 basis for tax purposes            $     253,602  $    118,340   $    (495,746)               $     (18,559) $    (7,565)
Depreciation computed
 differently on tax returns
 than for financial
 statements                                2,740        (6,551)         (1,670)                     (21,021)      (2,444)
Deferred compensation
 plan                                     14,550         4,836          (9,344)                      25,533        8,341
Provision for loan loss
 deduction in tax return
 over or/(under) amount
 charged for financial
 statement purposes                      145,860        48,477         134,260                      199,784       65,265
                                   -------------  ------------   -------------  -----------   -------------  -----------
                Total              $     416,752  $    165,102   $    (372,500) $     -       $     185,737  $    63,597
                                   =============  ============   =============  ===========   =============  ===========

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #8 - INCOME TAXES, CONTINUED

As a result of the following items, the total income tax expense/(credit) for 1995, 1994 and 1993, was different than the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes:

                                                 1995                        1994                           1993
                                       -------------------------   ---------------------------     -------------------------
                                                      PERCENT                        PERCENT                       PERCENT
                                                     OF PRETAX                      OF PRETAX                     OF PRETAX
                                          AMOUNT       INCOME         AMOUNT         INCOME           AMOUNT       INCOME
                                       ------------ ------------   -------------  ------------     ------------   ----------
Federal rate                           $    482,140         34.0%  $    (330,477)        (17.4)%   $    169,124         34.0%
Changes due to State
 income tax, net of
 Federal tax benefit                        110,551          7.8           1,584           0.1           43,030          8.6
Exempt interest                             (21,800)        (1.5)        (54,200)         (2.8)         (92,702)       (18.6)
Other                                        13,363          0.9          12,993           0.7           25,348          5.1
                                       ------------ ------------   -------------  ------------     -------------------------
                Total                  $    584,254         41.2%  $    (370,100)        (19.4)%   $    144,800         29.1%
                                       ============ ============   =============  ============     ============   ==========


As of December 31, 1995, the Company has incurred cumulative timing differences which result in gross deferred tax assets and liabilities of $475,000 and $190,000, respectively. Management has determined that a $475,000 valuation allowance against gross deferred tax assets is appropriate which results in a net deferred tax liability of $190,000. The net amount is included in the other liabilities of the Company. The change in the valuation allowance was attributable to likely non-realization of timing differences associated with the net operating loss generated for income tax purposes.

NOTE #9 - COMMITMENTS AND CONTINGENCIES

The Company is obligated under leases for equipment and property. The original terms of the leases range from two to thirty years. The following is a schedule of future minimum lease payments based upon obligations at year-end.

      YEAR ENDING
     DECEMBER 31,
-----------------------
         1996                                   $      592,383
         1997                                          473,556
         1998                                           37,066
         1999                                           21,264
         2000                                            8,860
                                                --------------
                Total                           $    1,133,129
                                                ==============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

Total property and equipment expenditures charged to leases for the reporting periods ended December 31, 1995, 1994 and 1993, were approximately $733,000, $725,000 and $699,000, respectively.

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1995, the Company had commitments to extend credit of approximately $5,113,000 and obligations under standby letters of credit of approximately $294,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Company is involved in various other litigation. In the opinion of Management and the Company's legal council, the disposition of all such other litigation pending will not have a material effect on the Company's financial statements.

NOTE #10 - STOCK SPLIT

On August 23, 1995, the Bank's Board of Directors approved a six-for-five stock split of its common stock. The outstanding shares and related calculations included in these financial statements reflect retroactive adjustments for this stock split.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #11 - STOCK OPTION PLAN

An incentive stock option plan was approved by the stockholders in 1987 covering an aggregate of 126,000 shares (after giving retroactive effect for stock splits) in which the remaining ungranted shares from the 1981 Incentive Stock Option Plan (12,374 shares) were removed from the plan and added to the shares of the 1987 Incentive Stock Option Plan (92,626 shares). The Plan provides that options of the Company's unissued common stock may be granted to officers and key employees at prices not less than the fair value of such shares at dates of grant. Options granted expire on such date as the Stock Option Committee or Board shall determine, but not later than the sixth anniversary of the date on which the option is granted.

During 1994, the Board of Directors of Vineyard National Bancorp elected to cancel all existing stock options and reissue new stock options at a price of $3.50 per share ($2.92 per share after giving retroactive effect for the six-for-five stock split.)

Transactions for the three years ended December 31, 1995 (after giving retroactive effect for the six-for-five stock split), are summarized as follows:

                                                                      NUMBER OF SHARES
                                                            ------------------------------------
                                                               AVAILABLE
                                                             FOR GRANTING         OUTSTANDING          PRICE PER SHARE
                                                            ---------------     ----------------     -------------------
Balance, January 1, 1993                                             37,704               88,748       $5.63 to $6.25
    Options canceled                                                 19,980              (19,980)           $6.25
    Options granted                                                  (6,000)               6,000            $4.17
                                                            ---------------     ----------------

Balance, December 31, 1993                                           51,684               74,768       $4.17 to $6.25
    Options canceled                                                 74,768              (74,768)      $4.17 to $6.25
    Options granted                                                 (80,048)              80,048            $2.92
                                                            ---------------     ----------------

Balance, December 31, 1994                                           46,404               80,048            $2.92
    Options canceled                                                  9,632               (9,632)           $2.92
    Options granted                                                  (6,000)               6,000            $2.92
                                                            ---------------     ----------------

Balance, December 31, 1995                                           50,036               76,416       $2.60 to $2.92
                                                            ===============     ================

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #12 - OTHER INCOME/EXPENSES

The following is a breakdown of other income and expenses for the years ended December 31, 1995, 1994 and 1993:

                                                                        1995                1994               1993
                                                                   ---------------     --------------     --------------
Other Income
    Fees and service charges                                       $     2,286,071     $    2,283,054     $    3,176,816
    Gain on sale of loans                                                   10,614             91,023            258,894
    Loan servicing                                                         150,415            450,654            435,807
                                                                   ---------------     --------------     --------------
                Total                                              $     2,447,100     $    2,824,731     $    3,871,517
                                                                   ===============     ==============     ==============

Other Expenses
    Data Processing                                                $       826,520     $      875,477     $      881,730
    Marketing expenses                                                     326,605            414,098            373,192
    Professional expenses                                                  561,825            719,950            611,044
    Office supplies, postage and telephone                                 431,034            463,665            458,213
    Insurance and assessment expense                                       336,096            418,795            477,441
    Loan related expense                                                   359,095            582,902            296,400
    Administrative expense                                                  99,767            129,828            133,346
    Other                                                                  269,526            203,022            260,943
                                                                   ---------------     --------------     --------------
                Total                                              $     3,210,468     $    3,807,737     $    3,492,309
                                                                   ===============     ==============     ==============


NOTE #13 - RESTRICTION ON TRANSFERS OF FUNDS TO PARENT

There are legal limitations on the ability of the Bank to provide funds to the Company. Dividends declared by the Bank may not exceed, in any calendar year, without approval of the Comptroller of the Currency, net income for the year and the retained net income for the preceding two years. Section 23A of the Federal Reserve Act restricts the Bank from extending credit to the Company and other affiliates amounting to more than 20 percent of its contributed capital and retained earnings. At December 31, 1995, the combined amount of funds available from these two sources amounted to approximately $1,531,000 or 19.8%.

NOTE #14 - DEFERRED COMPENSATION

During 1987, the Company established a non-qualified, unfunded deferred compensation plan for certain key management personnel and non-employee directors whereby they may defer compensation which will then provide for certain payments upon retirement, death or disability. The plan provides for payments for fifteen years commencing upon retirement, death or disability. The plan provides for reduced benefits upon early retirement, disability or termination of employment.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #14 - DEFERRED COMPENSATION, CONTINUED

Effective September 1, 1990 the Company adopted a new deferred compensation plan with similar provisions of the 1987 plan except that the Company may make matching contributions of 50% of officers' deferrals up to a maximum of 5% and 100% of senior officers' deferrals to a maximum of 10%. The Company's contribution, in the aggregate, for all Participants shall not exceed 4% of compensation of all Company employees. Each Participant contributes a minimum of $1,000 annually to the plan. The deferred compensation expense was $138,833 ($81,911 net of income taxes), $107,057 ($81,214 net of income taxes) and $90,883 ($53,621 net of income taxes) for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE #15 - DEFINED CONTRIBUTION PLAN

Effective August 1, 1990, the Company established a qualified defined contribution plan (401(k) Retirement Savings Plan) for all eligible employees. Employees contribute from 1% to 12% of their compensation with a maximum of $7,979 annually. The Company's contributions to the plan is based upon an amount equal to 25% of each participant's eligible contribution for the plan year not to exceed 2% of the employee's compensation. The Company's matching contribution will become vested at 20% per year with full vesting after five years. The expense was $36,070 ($21,281 net of income taxes) and $34,533 ($26,197 net of income taxes) and $35,509 ($20,950 net of income taxes) for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE #16 - INCOME/(LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

The calculation of the income/(loss) per common share was computed by dividing net income/(loss) by the weighted average number of shares of common stock outstanding during each period, retroactively adjusted for the six-for-five stock split. Stock options granted and warrants issued do not have a dilutive effect, and they have been excluded from the calculation of income/(loss) per share.

The weighted average number of shares used to compute income/(loss) per common share was 1,862,643 in 1995, 1994 and 1993.

NOTE #17 - CHANGE IN ACCOUNTING METHOD

During 1993, the Company changed its method of accounting for income taxes to conform with the new requirements of SFAS No. 109. The effect of this change was to increase net income for 1993 by $107,000 ($.06 per share after giving retroactive effect for the six-for-five stock split). The cumulative effect of the change of $107,000 ($.06 per share after giving retroactive effect for the six-for-five stock split) is shown as a one-time credit to income in the 1993 income statement.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #18 - CAPITAL ADEQUACY

The Company's and the Bank's primary regulators, the Federal Reserve Board and Office of the Comptroller of the Currency, respectively, adopted risk-based capital guidelines which require bank holding companies and banks to maintain minimum total capital of 8% (of which 4% must consist of Tier 1 capital) of risk-weighted assets. Further, the Federal Reserve Board and the Comptroller generally require bank and bank holding companies to have a minimum leverage ratio of at least 4% to be considered "adequately capitalized" for federal regulatory purposes. As of December 31, 1995, the Company had a ratio of total capital to risk-weighted assets of 10.20%, a ratio of Tier 1 capital to total risk-weighted assets of 9.26% and a leverage capital ratio of 7.24%. This compares to comparable ratios of 8.80%, 7.67% and 6.29%, respectively, in 1994. The Company's management believes that, under current regulations, the Bank will continue to meet these minimum capital requirements in the foreseeable future.

NOTE #19 - MORTGAGE LOAN SERVICING OPERATIONS

The Company originated long term first and second trust deed mortgages for resale on the Secondary Market to Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA). The gains or losses on the sales of these loans were generally recognized at the time of sale. The Company retained servicing rights to these loans. Servicing arrangements provided for the Company to maintain all records related to the servicing agreement, to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activities necessary to the mortgage servicing function. The Company received as compensation a servicing fee on the principal balance of the outstanding loans. Servicing fee income amounted to approximately $150,000, $436,000 and $333,000 in 1995, 1994, and 1993,
respectively. During 1995, the Company sold the servicing rights on loans totaling approximately $161 million. The mortgage servicing rights were sold without recourse. The Bank received approximately $1,489,000 from the sale.

NOTE #20 - CAPITAL CONTRIBUTION

During 1993, the Company contributed $300,000 to its wholly owned subsidiary, Vineyard National Bank, in the form of a capital contribution. This intercompany transaction was eliminated in the consolidated financial statements.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #21 - REGULATORY MATTERS

As a result of an examination by the Office of the Comptroller of the Currency
(OCC) as of August 31, 1992, the Comptroller of the Currency entered into a Formal Agreement with the Company dated February 25, 1993. The Agreement required the Bank, among other things: (a) to achieve as of May 31, 1993 and maintain thereafter Tier 1 capital of at least 8% of risk-weighted assets and 5.5% of adjusted total assets, (b) to take immediate action to protect the Bank's interest in criticized assets (c) to declare or pay no cash dividends without prior approval of the OCC, and (d) to alter, amend, develop and establish various polices and procedures designed to improve the condition of the Company. On December 2, 1994, the OCC terminated the Formal Agreement.

NOTE #22 - OTHER REAL ESTATE OWNED

As discussed in Note #1K, Other Real Estate Owned is carried at the estimated fair value of the real estate. An analysis of the transactions for December 31, were as follows:

                                           1995              1994
                                       -------------     ------------
Balance, Beginning of year             $     848,234     $    977,829
Additions                                    284,000          240,954
Sales                                       (578,670)        (227,786)
Valuation adjustments and other               55,130         (142,763)
                                       -------------     ------------
Balance, End of year                   $     608,694     $    848,234
                                       =============     ============


The balances at December 31, 1995 and 1994 are shown net of reserves.

NOTE #23 - RESERVE FOR POSSIBLE LOSSES ON OTHER REAL ESTATE OWNED

Transactions in the reserve for other real estate owned are summarized for 1995, 1994 and 1993:

                                               1995              1994              1993
                                           -------------     -------------     ------------
Balance, Beginning of year                 $      93,263     $       1,300     $     -
Provision changed to other expense                49,740           137,129            1,300
Charge-offs and other reductions                (104,870)          (45,166)
                                           -------------     -------------     ------------
Balance, End of year                       $      38,133     $      93,263     $      1,300
                                           =============     =============     ============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #24 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following table presents the carrying amounts and fair values of financial instruments at December 31, 1995. FASB Statement 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                                                                      CARRYING
                                                                                                       AMOUNT           FAIR VALUE
                                                                                                     -----------       -----------
Assets
    Cash and cash equivalents                                                                        $10,018,749       $10,018,749
    Interest bearing deposits                                                                            792,000           792,000
    Investment securities                                                                             13,431,518        13,431,518
    Loans receivable                                                                                  80,415,950        79,717,685
    Accrued interest receivable                                                                          541,975           541,975

Liabilities
    Non-interest bearing deposits                                                                     25,691,559        25,691,559
    Interest bearing deposits                                                                         72,722,888        72,829,888
    Accrued interest payable                                                                             640,883           640,883

                                                                                                      Notional         Cost to Cede
                                                                                                       Amount           or Assume
                                                                                                     -----------       -----------
Off-balance sheet instruments
    Commitments to extend credit and standby letters of credit                                       $ 5,406,803       $    54,068


The following methods and assumptions were used by the Bank in estimating fair value disclosures:

-   Cash and Cash Equivalents

    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #24 - FAIR VALUE OF FINANCIAL INSTRUMENTS, Continued

-   Interest Bearing Deposits

    Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

-   Investment Securities

    Fair values are based upon quoted market prices, where available.

-   Loans

    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

-   Deposits

    The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

-   Off-balance Sheet Instruments

    Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

NOTE #25 - SALE OF BRANCH OFFICE

During 1995, the Company sold certain assets and liabilities of its Victorville branch. Total assets sold were approximately $1,275,000 and total liabilities assumed by the buyer were approximately $4,104,000. The transaction resulted in a gain of approximately $23,000, which has been included in other income in 1995. The Bank is no longer operating the branch in Victorville.

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #26 - CONDENSED FINANCIAL INFORMATION OF VINEYARD NATIONAL BANCORP (PARENT COMPANY)

                                 BALANCE SHEETS


                                                                                             1995             1994
                                                                                        ---------------  ---------------
ASSETS
    Cash in Vineyard National Bank                                                      $         7,177  $         7,805
    Prepaid expenses                                                                                670              517
    Investment in subsidiary                                                                  7,746,154        6,852,956
                                                                                        ---------------  ---------------
                Total Assets                                                            $     7,754,001  $     6,861,278
                                                                                        ===============  ===============

LIABILITIES
    Due to shareholders in lieu of
     fractional shares on stock splits                                                            1,287            1,134
                                                                                        ---------------  ---------------

STOCKHOLDERS' EQUITY
    Common stock                                                                              2,106,258        2,106,258
    Additional paid in capital                                                                3,306,684        3,306,684
    Retained earnings                                                                         2,339,772        1,447,202
                                                                                        ---------------  ---------------
                Total Stockholders' Equity                                                    7,752,714        6,860,144
                                                                                        ---------------  ---------------
                Total Liabilities and Stockholders' Equity                              $     7,754,001  $     6,861,278
                                                                                        ===============  ===============


                              STATEMENTS OF INCOME

                                                                           1995              1994             1993
                                                                      ---------------   ---------------  ---------------
INCOME
    Equity in income/(loss) of subsidiary                             $       833,639   $    (1,538,664) $       495,415
    Interest                                                                      966               975            5,050
                                                                      ---------------   ---------------  ---------------
                                                                              834,605        (1,537,689)         500,465
                                                                      ---------------   ---------------  ---------------
EXPENSE
    Other                                                                    -                 -                  40,042
                                                                      ---------------   ---------------  ---------------
                                                                             -                 -                  40,042
                                                                      ---------------   ---------------  ---------------
                Operating Income/(Loss)                                       834,605        (1,537,689)         460,423

INCOME TAXES                                                                      800               800              800
                                                                      ---------------   ---------------  ---------------
                Net Income/(Loss)                                     $       833,805   $    (1,538,489) $       459,623
                                                                      ===============   ===============  ===============
INCOME/(LOSS) PER COMMON SHARE                                        $          0.45   $         (0.83) $          0.25
                                                                      ===============   ===============  ===============

                    VINEYARD NATIONAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, and 1993

NOTE #26 - CONDENSED FINANCIAL INFORMATION OF VINEYARD NATIONAL BANCORP (PARENT COMPANY), Continued

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 1995, 1994 AND 1993

                                                             1995               1994                1993
                                                          -----------        -----------        -----------
INCREASE IN CASH
CASH FLOWS FROM OPERATING ACTIVITIES
    Interest received                                     $       966        $       975        $     5,050
    Cash paid for operating expenses                             --                 --              (35,902)
    Income taxes paid                                            (800)              (800)              (800)
                                                          -----------        -----------        -----------
                Net Cash/(Used) Provided by
                 Operating Activities                             166                175            (31,652)
                                                          -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital contribution to Vineyard National Bank               --                 --             (300,000)
                                                          -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Cash paid for fractional shares                              (794)              --                 --
                                                          -----------        -----------        -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                        (628)               175           (331,652)

CASH, BEGINNING OF YEAR                                         7,805              7,630            339,282
                                                          -----------        -----------        -----------

CASH, END OF YEAR                                         $     7,177        $     7,805        $     7,630
                                                          ===========        ===========        ===========

RECONCILIATION OF NET INCOME/(LOSS) TO NET CASH
 PROVIDED/(USED) BY OPERATING ACTIVITIES
    Net Income/(Loss)                                         833,805         (1,538,489)           459,623
                                                          -----------        -----------        -----------
    Adjustments to Reconcile Net Income/(Loss)
     to Net Cash/(Used) Provided by Operating
     Activities
        (Increase)/decrease in other assets                      (153)                18              4,172
        Undistributed (earnings)/loss of subsidiary          (833,639)         1,538,664           (495,415)
        Increase/(decrease) in other liabilities                  153                (18)               (32)
                                                          -----------        -----------        -----------
                Net Cash (Used)/Provided by               $       166        $       175        $   (31,652)
                 Operating Activities                     ===========        ===========        ===========


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Vineyard National Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Vineyard National Bancorp and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income and changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vineyard National Bancorp and Subsidiary as of December 31, 1995 and 1994, the results of their operations and changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Vavrinek, Trine, Day & Co.
Rancho Cucamonga, California

February 2, 1996

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company's financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company.

         Vineyard National Bancorp is operating as a bank holding company whose only operating subsidiary is Vineyard National Bank. The Bank was acquired by the holding company on December 16, 1988 and comprises substantially all of the Company's revenues and expenses. Accordingly, management's discussion and analysis is focused on and results from the financial condition and operations of the Bank.

         The Company reported a net profit of $834,000 which equated to $.45 per common share of stock for 1995, compared to a net loss of $(1,538,000) or $(.83) per share, for 1994 and a net profit of $460,000 or $.25 per share, for 1993. The 1995 net profit versus the 1994 net loss was most attributable to one-time revenues generated from the sale of its mortgage servicing rights, and a $429,000 credit to the provision for loan and lease losses. The 1994 net loss versus the 1993 net income was most attributable to (i) reduced interest and fee income on loans due to decreased volume and reduced yields; (ii) increased provisions for loan and lease losses; and (iii) reduced income from loans generated, sold and serviced to and for the secondary market.

         A negative provision for loan losses of $(429,000) was recorded in 1995 compared to a provision of $1,440,000 in 1994 and $300,000 in 1993. The substantial decrease in the provision for loan losses in 1995 is a result of management's assessment of the potential losses inherent in the loan portfolio in addition to a decrease in charge-offs and the receipt of a large recovery on a previously charged off loan. The increase in the provision for loan losses in 1994 compared to 1993 reflects management's assessment of the impact that the continuing general economic slowdown and declining real estate market in California has had on the Bank's loan portfolio. The Bank has experienced substantial charge-offs on loans in the past two out of three years which has had a very significant impact on the required provisions as well as the net results of operations.

         The Company experienced a .1% increase in total assets during 1995 from $107,417,000 at December 31, 1994 to $107,559,000 at year-end 1995. This slight increase is a result of an increase in investment securities and Federal Funds Sold which was offset by a decrease in net loans. The Bank experienced a $170,000 decrease in its deposits due to competition, including alternative investment sources (i.e. mutual funds), and customer limitations associated with the economy.

         On February 25, 1993, the Comptroller of the Currency (OCC) entered into a formal Agreement with the Bank. The Agreement required, among other things, for the Bank (i) to achieve on or before May 31, 1993 and thereafter maintain a ratio of Tier 1 to risk-weighted assets of at least 8.0% and a ratio of Tier 1 capital to actual adjusted total assets of at least 5.5%; (ii) to develop a three year capital program; (iii) to refrain from paying cash dividends without the prior approval of the Comptroller; and (iv) to develop, adopt and otherwise implement various programs and procedures designed to improve the condition of the Bank. On December 2, 1994, the OCC terminated the Formal Agreement.

RESULTS OF OPERATIONS

NET INTEREST INCOME

         Net interest income represents the difference between interest income generated from the Bank's loan, lease and investment portfolios and the interest expense incurred on its deposits and borrowed funds. Net interest income was $6,169,000 in 1995, $6,554,000 in 1994, and $7,034,000 in 1993. This represents decreases of 5.9% in 1995 and 6.8% in 1994, respectively.

         The decline in net interest income in 1995 from 1994 was due to the increase in interest expense exceeding the increase in interest income. Interest income increased to $8,569,000 in 1995 from $8,473,000 in 1994. This increase resulted primarily from a change in the composition of the Bank's interest-earning assets. The Bank's average interest-earning assets declined 2.8% in 1995 compared to 1994. Average loans, the Bank's highest yielding asset, declined 1.8% from $79,489,000 during 1994 to $78,097,000 in 1995 and average federal funds sold, the Bank's lowest yielding asset, increased from $2,990,000 during 1994 to $4,156,000 during 1995.

         The decline in net interest income in 1994 from 1993 was due to the decline in interest income exceeding the decline in interest expense. Interest income declined to $8,473,000 in 1994 from $9,515,000 in 1993. This reduction resulted primarily from a change in the composition of the Bank's interest-earning assets. The Bank's average interest-earning assets declined 9.5% in 1994 compared to 1993. Average loans, the Bank's highest yielding asset, declined 7.1% from $85,537,000 during 1993 to $79,489,000 in 1994 and average federal funds sold, the Bank's lowest yielding asset, decreased from $5,884,000 during 1993 to $2,990,000 during 1994. The reduction in the total earning assets is directly attributable to the aforementioned reduction in deposits of $12.6 million.

         The following table presents the distribution of the Company's average assets, liabilities and shareholders' equity in combination with the total dollar amounts of interest income from average interest-earning assets and the resultant yields without giving effect for any tax exemption, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and rates. Loans include non-accrual loans whereas non-accrual interest is excluded.

                                                         1995                                1994
                                            -------------------------------     -------------------------------
(Dollars in Thousands)                                            Average                              Average
                                             Average               Yield/        Average               Yield/
                                             Balance   Interest     Rate         Balance   Interest    Rate
                                            ---------  --------   ---------     ---------  ---------  ---------
ASSETS
Loans                                       $  78,097  $  7,470         9.6%    $  79,489  $   7,511        9.4%
Lease financing                                   928        75         8.1         1,969        166        8.4
Investment securities                          13,018       756         5.8        14,962        673        4.8
Federal funds sold                              4,156       232         5.6         2,990        112        3.7
Interest-earning deposits with
 other financial institutions                     568        36         6.3           289         11        3.8
                                            ---------  --------   ---------     ---------  ---------  ---------
            Total Interest-earning Assets      96,767     8,569         8.9        99,699      8,473        8.6
                                                       --------   ---------                ---------  ---------
OTHER ASSETS                                   13,683                              15,825
        Less: Allowance for Loan Losses          (967)                             (1,152)
                                            ---------                           ---------
            Total Average Assets            $ 109,483                           $ 114,372
                                            =========                           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Savings deposits                               46,848       839         1.8        59,265      1,248        2.1
Time deposits                                  28,203     1,560         5.5        19,423        670        3.4
Other                                               6         1        12.2            32          1        3.1
                                            ---------  --------   ---------     ---------  ---------  ---------
            Total Interest-bearing
             Liabilities                       75,057     2,400         3.2        78,720      1,919        2.4
                                                       --------   ---------                ---------  ---------
Demand deposits                                26,082                              27,150
Other liabilities                               1,065                                 897
Shareholders' equity                            7,279                               7,605
                                            ---------                           ---------
            Total Average Liabilities and
             Shareholders' Equity           $ 109,483                           $ 114,372
                                            =========                           =========
Net Interest Spread (1)                                                 5.7%                                6.2%
                                                                  =========                           =========
Net Interest Income and                                $  6,169         5.7%               $   6,554        6.6%
 Net Interest Margin (2)                               ========   =========                =========  =========


                                                            1993
                                               -------------------------------
(Dollars in Thousands)                                                Average
                                                Average               Yield/
                                               Balance    Interest     Rate
                                               ---------  ---------  ---------
ASSETS
Loans                                          $  85,537  $   8,412        9.8%
Lease financing                                    3,446        284        8.2
Investment securities                             14,874        623        4.2
Federal funds sold                                 5,884        167        2.8
Interest-earning deposits with
 other financial institutions                        777         29        3.7
                                               ---------  ---------  ---------
            Total Interest-earning Assets        110,518      9,515        8.6
                                                          ---------  ---------
OTHER ASSETS                                      17,571
        Less: Allowance for Loan Losses           (1,603)
                                               ---------
            Total Average Assets               $ 126,486
                                               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Savings deposits                                  64,744      1,626        2.5
Time deposits                                     22,031        838        3.8
Other                                                115         17       14.8
                                               ---------  ---------  ---------
            Total Interest-bearing
             Liabilities                          86,890      2,481        2.9
                                                          ---------  ---------
Demand deposits                                   30,166
Other liabilities                                  1,089
Shareholders' equity                               8,341
                                               ---------
            Total Average Liabilities and
             Shareholders' Equity              $ 126,486
                                               =========
Net Interest Spread (1)                                                    5.7%
                                                                     =========
Net Interest Income and                                   $   7,034        6.4%
 Net Interest Margin (2)                                  =========  =========


--------

(1) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(2) Net interest margin is computed by dividing net interest income by total average earning assets.

         The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the year indicated. The changes due to rate and volume have been allocated in proportion to the relationship between their absolute dollar amounts.

(Dollars in Thousands)                              1995 - 1994                     1994 - 1993
                                            ----------------------------  --------------------------------
                                              Volume     Rate     Total     Volume     Rate       Total
                                            ----------  ------   -------  ----------  -------  -----------
INCREASE/(DECREASE) IN
    Interest Income
        Loans(1)                            $     (137) $   96   $   (41) $     (580) $  (321) $      (901)
        Leases(2)                                 (197)    119       (78)       (155)     (14)        (169)
        Investment securities(2)                   (68)    151        83           2       48           50
        Deposits                                    15      10        25         (19)       1          (18)
        Federal funds sold                          53      67       120        (158)     103          (55)
                                            ----------  ------   -------  ----------  -------  -----------
                                                  (334)    443       109        (910)    (183)      (1,093)
                                            ----------  ------   -------  ----------  -------  -----------
INCREASE/(DECREASE) IN
    Interest Expense
        Savings deposits                          (239)   (170)     (409)       (130)    (248)        (378)
        Time deposits                              381     509       890         (94)     (74)        (168)
        Short-term borrowings                   -           (1)       (1)         (2)       1           (1)
        Note payable                            -         -         -            (15)     -            (15)
                                            ----------  ------   -------  ----------  -------  -----------
                                                   142     338       480        (241)    (321)        (562)
                                            ----------  ------   -------  ----------  -------  -----------
            Increase/(Decrease) in
             Net Interest Income            $     (476) $  105   $  (371) $     (669) $   138  $      (531)
                                            ==========  ======   =======  ==========  =======  ===========


PROVISION FOR PROBABLE LOAN AND LEASE LOSSES

         The provision for probable loan and lease losses, which is an operating expense of the Company, creates an allowance for estimated future loan and lease losses. When losses occur they are charged against the allowance for probable loan and lease losses.

         A negative provision for loan losses of $(429,000) was recorded in 1995 compared to a provision of $1,440,000 in 1994 and $300,000 in 1993. The substantial decrease in the provision for loan losses in 1995 is a result of management's assessment of the potential losses inherent in the loan portfolio in addition to a decrease in charge-offs and the receipt of a large recovery on a previously charged off loan. The increase in the provision for loan losses in 1994 compared to 1993 reflects management's assessment of the impact that the continuing general economic slowdown and declining real estate market in California has had on the Bank's loan portfolio. The Bank has experienced substantial charge-offs on loans in the past two out of three years which has had a very significant impact on the required provisions as well as the net results of operations.

         During 1995, the Bank's non-accrual loans increased while net charge-offs decreased significantly. For further information regarding charge-offs, non-performing and classified loans and the allowance for probable loan and lease losses, see MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- "Financial Condition -- Non-performing Loans" and -- "Reserve for Probable Loan and Lease Losses."

--------
(1) Does not include interest income which would have been earned on non-accrual loans. The amount that would have been collected on these loans had they remained current in accordance with their terms was $42 in 1995, $13 in 1994 and $134 in 1993.

(2) Interest income includes the effects of tax equivalent adjustments on tax exempt securities and leases using tax rates which approximate 41.2% for 1995, 19.4% for 1994 and 23.9% for 1993.

OTHER OPERATING INCOME

         Other operating income increased by $1,152,000 or 41.6% during 1995 as compared to a $(1,124,000) or (28.9)% decrease in 1994. The large increase during 1995 is primarily due to income of $1,489,000 received from the sale of the Bank's mortgage servicing rights. As a result of the sale of these rights, loan servicing income decreased $300,000. The large decrease during 1994 was due to the increases in mortgage interest rates over the previous year which had directly affected the mortgage loan market, particularly as it related to refinancing of home mortgages. Accordingly, the Company realized a significant decrease in volume of mortgage loans for sale and servicing.

         Other fee and service charge income has remained substantially level during the three year period.

         During 1995, the Company sold certain assets and liabilities of its Victorville branch. Total assets sold were approximately $1,275,000, and total liabilities assumed by the buyer were approximately $4,104,000. The transaction resulted in a gain of approximately $23,000, which has been included in other income in 1995. The Bank is no longer operating the branch in Victorville.

NON-INTEREST EXPENSES

         Non-interest expense decreased in absolute terms from $9.8 million in 1994 to $9.1 million in 1995 which equates to a 7% decline. Occupancy expense of premises were up but were more than offset by the decrease in salaries and employee benefits and furniture and equipment and other expenses. During 1994 non-interest expense decreased in absolute terms from $10.1 million in 1993 to $9.8 million which equates to a 3% decline. Occupancy expense of premises and other expenses were up but were more than offset by the decrease in salaries and employee benefits and furniture and equipment expenses. Non-interest expense as a percentage of total income was 73% in 1995 as compared to 87% in 1994 and 76% in 1993.

INCOME TAXES

         Total income tax expense for 1995 was $584,000 which approximated 41.2% of pre-tax income. Due to the loss incurred in 1994, the Company realized an income tax credit of $370,000 which represented approximately 19% of the loss before said credit. Total income tax expense for 1993 was $145,000 which approximated 29% of pre-tax income. The Company has a significant amount of federally tax exempt interest income in its portfolio which resulted in the less than statutory effective rates of tax for the applicable years.

SECURITIES, GAINS AND LOSSES

    The Company had unrealized gains of $20,000 and $0 in 1995 and 1994, respectively, whereas it had unrealized losses of $0 in 1995 and $183,000 in 1994, respectively. The Company generated losses of $8,000 and $29,000 on sales of investment securities during 1995 and 1994 and a gain of $2,000 during 1993. On January 1, 1994 the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Securities are classified in three categories and accounted for as follows: debt and equity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and securities are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, reported as a separate component of stockholders' equity. For 1993, investment securities were stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition were based on the net proceeds and adjusted carrying amount of the securities sold.

FINANCIAL CONDITION

ASSETS

         Total consolidated assets increased $142,000 or .1% to $107,559,000 as of December 31, 1995 from $107,417,000 as of December 31, 1994. The increase in the Company size is mostly attributable to an increase in investment securities and an increase in Federal Funds Sold which was offset by a decrease in net loans. The balance of the Company's assets remained relatively comparable to prior years. Investment securities increased 67% to $13,432,000 as of December 31, 1995 from $8,043,000 at year-end 1994. Federal Funds Sold increased to $1,925,000 as of December 31, 1995 from $0 as of year-end 1994. Net loans decreased (7.8)% to $77,288,000 as of December 31, 1995 from $83,787,000 as of year-end 1994.

         The Company's ability to increase its assets in the future is limited by the minimum capital ratios that the Bank must achieve and maintain. As a result of an examination by the Office of the Comptroller of the Currency (OCC) as of August 31, 1992, the Comptroller of the Currency entered into a Formal Agreement that required the Bank to achieve as of May 31, 1993 and maintain thereafter Tier 1 capital of at least 8% of risk-weighted assets and 5.5% of adjusted total assets. As of December 31, 1995, the Bank had a ratio of Tier 1 capital to risk-weighted assets of 10.20% and a ratio of Tier 1 capital to total risk-weighted assets of 9.26%. On December 2, 1994, the OCC terminated the Formal Agreement.

NON-PERFORMING LOANS

         The following table sets forth information regarding the Bank's non-performing loans at year-end 1995 and 1994.

(Dollars in Thousands)                                              December 31,
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
Accruing Loans More Than 90 Days Past Due(1)
    Aggregate loan amounts
        Commercial, financial and agricultural                $       85     $        4
        Real estate                                                   38            594
        Installment loans to individuals                             197            103
                                                              ----------     ----------
                Total Loans Past Due More Than 90 Days               320            701
                                                              ----------     ----------
Renegotiated Loans (2)                                              -              -
                                                              ----------     ----------
Non-accrual Loans (3)
    Aggregate loan amounts
        Commercial, financial and agricultural                        12            139
        Real estate                                                  467         -
        Installment loans to individuals                          -              -
                                                              ----------     ----------
                Total Non-accrual Loans                              479            139
                                                              ----------     ----------
                Total Non-performing Loans                    $      799     $      840
                                                              ==========     ==========


         The policy of the Company is to review each loan in the loan portfolio to identify problem credits. In addition, as an integral part of its review process of the Bank, the Comptroller also classifies problem credits. There are three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable. A loan classified as loss is considered uncollectible and of such little value that the continuance as an asset of the institution is not warranted. Another category designated "special mention" is maintained for loans which do not currently expose the Bank to a significant degree or risk to warrant classification in a substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention.

         As of December 31, 1995, the Bank's classified loans consisted of $3,356,000 of loans classified as substandard and $90,000 of loans classified as doubtful. The Bank's $3,356,000 of loans classified as substandard consisted of $2,647,000 of performing loans and $709,000 of non-accrual loans and loans delinquent 90 days or more but still accruing. The Bank's $90,000 of loans classified as doubtful consisted wholly of non-accrual loans. In addition to classified loans, the Bank was also monitoring $78,000 of loans designated as special mention at December 31, 1995.

RESERVE FOR PROBABLE LOAN AND LEASE LOSSES

    The reserve for probable loan and lease losses is a general reserve established by

--------
(1) Reflects loans for which there has been no payment of interest and/or principal for 90 days or more. Ordinarily, loans are placed on non-accrual status (accrual of interest is discounted) when the Bank has reason to believe that continued payment of interest and principal is unlikely.

(2) Renegotiated loans are those which have been renegotiated to provide a deferral of interest or principal. The Bank had no renegotiated loans during 1995 and 1994.

(3) There were four loans on non-accrual status totaling approximately $479,000 at December 31, 1995 and four loans totaling approximately $139,000 at December 31, 1994.

Management to absorb potential losses inherent in the entire portfolio. The level of and ratio of additions to the reserve are based on a continuous analysis of the loan and lease portfolio and, at December 31, 1995, reflected an amount which, in management's judgement, was adequate to provide for known and inherent loan losses. In evaluating the adequacy of the reserve, management gives consideration to the composition of the loan portfolio, the performance of loans in the portfolio, evaluations of loan collateral, prior loss experience, current economic conditions and the prospects or worth of respective borrowers or guarantors. In addition, the Comptroller, as an integral part of its examination process, periodically reviews the Bank's allowance for possible loan and lease losses. The Comptroller may require the Bank to recognize additions to the allowance based upon its judgment of the information available to it at the time of its examination. The Bank was most recently examined by the Comptroller as of September 30, 1995.

         The reserve for probable loan and lease losses at December 31, 1995 was $783,000 or 1.00%, of total loans and leases, as compared to $1,014,000 or 1.20%, of total credits at December 31, 1994. Additions to the reserve are effected through the provision for loan and lease losses which is an operating expense of the Company.

         The following table provides certain information with respect to the Company's allowance for loan losses as well as charge-off and recovery activity.

(Dollars in Thousands)                                                               1995          1994
                                                                                   --------      ---------
ALLOWANCE FOR LOAN LOSSES
BALANCE, Beginning of period                                                       $  1,014      $   1,307
                                                                                   --------      ---------
Charge-offs
    Commercial, financial and agricultural                                              245          1,469
    Real estate construction                                                          -              -
    Real estate mortgage                                                                 69             80
    Consumer loans                                                                      383            449
    Lease financing                                                                   -              -
                                                                                   --------      ---------
                Total Charge-offs                                                       697          1,998
                                                                                   --------      ---------
Recoveries
    Commercial, financial and agricultural                                              795            134
    Real estate construction                                                          -              -
    Real estate mortgage                                                              -              -
    Consumer loans                                                                      100            131
    Lease financing                                                                   -              -
                                                                                   --------      ---------
                Total Recoveries                                                        895            265
                                                                                   --------      ---------
Net Charge-offs/(Recoveries)                                                           (198)         1,733
Provision/(Credit) Charged to Operations                                               (429)         1,440
                                                                                   --------      ---------
Balance, End of Period                                                             $    783      $   1,014
                                                                                   ========      =========
Net Charge-offs During the Year to Average Loans
 Outstanding During the Year                                                          (0.25)%         2.13%
                                                                                   ========      =========
Allowance for Loan Losses to Total Losses                                              1.00%          1.20%
                                                                                   ========      =========

         The Bank adopted SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan" on January 1, 1995. The statement generally requires those loans identified as "impaired" to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Loan impairment is evaluated on a loan-by-loan basis as part of normal loan review procedures of the Bank.

SOURCES OF FUNDS

         Total deposits decreased during 1995 to $98,414,000 from $98,584,000 in 1994. The $170,000 decrease represents a .2% reduction. The mix of the Bank's deposits showed a wide fluctuation with decreases in demand and savings/interest-bearing transaction accounts of 2.4%, and 11.8%, respectively and an increase in time deposit accounts of 42.8%.

ASSET-LIABILITY MANAGEMENT

         The Company relies on asset-liability management to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest-bearing liabilities. Liquidity management and interest sensitivity management are key factors in asset-liability management. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurances that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins to enhance consistent growth of net interest income through periods of changing interest rates.

         The Bank's Asset-Liability Management Committee (ALCO) manages the Company's liquidity position, the parameters of which are approved by the Board of Directors. The liquidity position of the Bank is monitored daily and the Bank had liquid assets (cash, federal funds sold, deposits in other financial institutions and investment securities) as a percent of total deposits and borrowed funds of 25% and 17% as of December 31, 1995 and December 31, 1994, respectively. The Bank's Investment Committee manages the investment portfolio, based upon the Investment Policy which is approved by the Board of Directors.

         Deposits with other institutions and Federal funds sold, when appropriate, will be maintained as alternative short-term investments. Management's intention is to maintain an investment portfolio which contributes an adequate rate of return with minimized market or credit risk.

         Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Vineyard National Bank intends to maintain interest-earning assets, comprised primarily of both loans and investments, and interest-bearing liabilities, comprised primarily of deposits, maturing or repricing evenly in order to minimize or eliminate any impact from interest rate changes.

         Vineyard National Bank, on an unconsolidated basis, had deposits of $98,422,000 at December 31, 1995. Presently, the holding company derives funds from interest on deposits with the Bank. Management believes that these deposits and the interest earned thereon are adequate to meet its current cash flow needs. Pursuant to the Agreement that the Bank has entered into with the Comptroller, the Bank cannot declare and pay any dividends to Vineyard National Bancorp without obtaining prior regulatory approval, and the Bank is required to achieve and maintain specified capital ratios that exceed the minimums applicable to banks generally.

CAPITAL RESOURCES

         Neither the Company nor the Bank has any significant commitments for capital expenditures.

         The Bank is required to meet certain minimum risk-based and leverage capital standards promulgated by the bank regulatory authorities. Under federal regulations, the Bank is currently required to maintain a minimum ratio of total qualifying capital to risk-weighted assets of 8%, of which at least 4% must consist of Tier 1 capital (consisting primarily of common stock and retained earnings, less intangibles). Furthermore, federal regulations require banks to maintain a minimum leverage ratio of at least 4% to be considered "adequately capitalized" for federal regulatory purposes. Pursuant to the Agreement entered into with the Comptroller, the Bank was required to achieve higher ratios than those otherwise applicable to banks generally. In accordance with the terms of the Agreement, the Bank was required to maintain its ratio of Tier 1 capital to risk-weighted assets at a minimum of 8.0% and its ratio of Tier 1 capital to actual adjusted total assets at a minimum of 5.5% by no later than May 31, 1993.

         The following table sets forth the minimum capital ratios required to be maintained by the Bank as of December 31, 1995:

                      Required Minimum Ratios                   Bank

Risk-based Ratios
    Tier 1 capital...............................      (4.0)%        9.26 %
    Total capital................................      (8.0)%       10.20 %
    Leverage ratio...............................      (4.0)%        7.24 %

ECONOMIC CONCERNS

    The Bank concentrates on marketing to, and serving the needs of, small and medium-sized businesses, professionals and individuals located in San Bernardino County and the Western portion of Los Angeles County of Southern California. The general economy in this market area, and particularly the real estate market, is suffering from the effects of a prolonged recession that has negatively impacted the ability of certain borrowers of the Bank to perform their obligations to the Bank.

    The financial condition of the Bank has been, and is expected to continue to be, affected by the overall general economic conditions and the real estate market in California. The future success of the Bank is dependent, in large part, upon the quality of its assets. Although management of the Bank has devoted substantial time and resources to the identification, collection and workout of non-performing assets, the real estate markets and the overall economy in California are likely to have a significant effect on the Bank's assets in future periods and, accordingly, the Company's financial condition and results of operations.

BOARD OF DIRECTORS




    [PHOTO]                   [PHOTO]                       [PHOTO]                             [PHOTO]


Frank S. Alvarez C.P.A.   Roland Noriega                Joel H. Ravitz                     Steven R. Sensenbach
Retired                   Owner,                        Chairman and CEO,                  President and Chief Executive Officer,
Bawen, McBeth Inc.        Merchant's Electric           Quincy Cass Associates, Inc.       Vineyard National Bank



    [PHOTO]                   [PHOTO]                        [PHOTO]


Jodie Smith               Lester Stroh, M.D.            Renny V. Thomas
Co-owner,                 Chairman of the Board,         Executive Vice President
J & J Enterprise          Vineyard National Bank        and Managing Underwriter
                                                        CAL/GROUP and Dentists
                          Retired Physician
                          Kaiser Foundation Hospital





DIRECTORS EMERITUS


                             [PHOTO]                            [PHOTO]


                          Catherine Barnes                Sebastiano "Buster" Filpi
                          Retired Banker                  Industrial Developments


ADMINISTRATION OFFICERS



                        [PHOTO]                                                             [PHOTO]


Gregory S. Sensenbach           Robin Sirkegian-Sclimenti               Marjorie Matea          Jean Smith
Vice President Real Estate      Senior Vice President                   Vice President          Vice President
Land Division Manager           Branch Administrator                    Internal Auditor        Commercial Loan Officer

           Ronald Zurek                 Robert J. Schoeffler                    Gregg Buxton            Susanne M. Sensenbach
           Senior Vice President        Executive Vice President                Vice President          Vice President
           Installment Loan Manager     Senior Credit Administrator             Commercial Loan         Director of
                                                                                Division Manager        Human Resources





         [PHOTO]                                                                             [PHOTO]


M. Soule Claude                                                         Maureen Bouma                Marietta Hix
Executive Vice President                                                Assistant Vice President     Assistant Vice President
Chief Financial Officer                                                 Administrative Assistant     Administrative Assistant

                                                                                Howard J. Norris            Ian Moore
                                                                                Vice President              Assistant Vice President
                                                                                Compliance Officer          Operations Manager




         [PHOTO]                                                                             [PHOTO]


Sara Ahern                                                              Don Church                      John Avalos
Senior Vice President                                                   Vice President/                 Vice President/
Director of Operations                                                  Regional Manager                Regional Manager

                                                                                        Paul S. Stratton
                                                                                        Senior Vice President
                                                                                        Regional Manager




VINEYARD NATIONAL BANCORP


BOARD OF DIRECTORS                              OFFICERS                                STOCK INFORMATION

Frank S. Alvarez, C.P.A.                        Steven R. Sensenbach                    Sutro & Co.
Retired                                         President and CEO                       P.O. Box 1688
Bawen McBeth, Inc.                                                                      Big Bear Lake, CA 92315
                                                M. Soule Claude                         1-800-288-2811
                                                Executive Vice President
Roland Noriega                                  Secretary
Owner                                                                                   TRANSFER AGENT
Merchant's Electric                             Sara Ahern
                                                Senior Vice President                   U.S. Stock Transfer Corp.
                                                Cashier                                 1745 Gardena Avenue
Joel H. Ravitz                                                                          Suite 200
Chairman and CEO                                Marietta Hix                            Glendale, CA 91204-9924
Quincy Cass Associates, Inc.                    Assistant Secretary


Steven R. Sensenbach                            AUDIT COMMITTEE
President and Chief Executive Officer
Vineyard National Bank                          Frank S. Alvarez, Chairman
                                                Roland Noriega
                                                Lester Stroh, M.D.
Jodie Smith
Co-owner
J & J Enterprises                               LOAN COMMITTEE

                                                Robert J. Schoeffer, Chairman
Lester Stroh, M.D.                              Frank S. Alvarez
Chairman of the Board                           Roland Noriega
                                                Joel Ravitz
Retired Physician                               Steven R. Sensenbach
Kaiser Foundation Hospital                      Jodie Smith
                                                Renny V. Thomas

Renny V. Thomas
Executive Vice President                        AUDITORS
and Managing Underwriter
Cal/Group and Dentists                          Vavrinek, Trine, Day & Co.
                                                Rancho Cucamonga

DIRECTORS EMERITUS
                                                GENERAL COUNSEL
Catherine H. Barnes
Sebastiano 'Buster' Filpi                       Buxbaum & Chakmak
                                                Claremont and
                                                Newport Beach

VINEYARD NATIONAL BANK


BOARD OF DIRECTORS                              ADVISORY BOARD                          Linda Maxwell

Frank S. Alvarez, C.P.A.                        Eduardo Alvarez                         Alan Menkes
Retired
Bawen, McBeth Inc.                              Catherine Barnes                        Keith Mode

                                                Alan Bergen, M.D.                       Jim Moffatt
Roland Noriega
Owner                                           Marvin Bernstein                        John R. (Jack) Morgan
Merchant's Electric
                                                Larry Black                             Esther Ornelas

Joel H. Ravitz                                  Robert Boothe                           Len Perdue
Chairman and CEO
Quincy Cass Associates, Inc.                    Art Braeger                             Jon Peterson

                                                Andy Chan                               Jim Regan
Steven R. Sensenbach
President and Chief Executive Officer           Henry Chavin                            Walter Reis
Vineyard National Bank
                                                Michael Cobb                            Karen Rosenthal

Jodie Smith                                     William Dalton                          Marty Sandercock
Co-owner
J & J Enterprises                               Betty Davidow                           Charles Schneider

                                                Mark Davis                              Wallace Schultz
Lester Stroh, M.D.
Chairman of the Board                           Herman T. Davis                         Stephen Shore

Retired Physician                               Tom Durham                              Terry Smith
Kaiser Foundation Hospital
                                                Sebastian "Buster" Filpi                Richard Steidl, M.D.

Renny V. Thomas                                 Jeanne Fitzgerald                       Ken Warner
Executive Vice President
and Managing Underwriter                        Dan Fox                                 Gail Weatherwax
Cal/Group and Dentists
                                                Ron Fredriksen                          Dale Weaver

DIRECTORS EMERITUS                              George Goodwin                          Gary Williams

Catherine H. Barnes                             Phil Guardia
Sebastiano 'Buster' Filpi
                                                Melvin Hammer

                                                Dave Haringa
OFFICERS
                                                Warren Hawkins
Steven R. Sensenbach
President and Chief Executive Officer           Ron Hendrickson

Robert J. Schoeffler                            Don Hiltabidel
Executive Vice President
Senior Credit Administrator                     Norm Hunt

M. Soule Claude                                 Joe Ingram
Executive Vice President
Chief Financial Officer                         Mark Leggio

Sara Ahern                                      Brian Don Levy
Senior Vice President, Cashier
Director of Operations                          Rick Lewis

Susanne M. Sensenbach                           Dr. Ray Maghroori
Vice President
Director of Human Resources



ADMINISTRATION                                  RANCHO CUCAMONGA OFFICE                 LOAN CENTER

Steven R. Sensenbach                            Paul S. Stratton                        Robert J. Schoeffler
President and Chief Executive Officer           Senior Vice President/                  Executive Vice President/
                                                Regional Manager                        Senior Credit Administration

M. Soule Claude                                 Kris Voce                               Ron Zurek
Executive Vice President/                       Assistant Vice President/               Senior Vice President/
Chief Financial Officer                         Branch Manager                          Installment Loan Manager

Sara Ahern                                                                              Gregg Buxton
Senior Vice President, Cashier                  CHINO OFFICE                            Vice President/
Director of Operations                                                                  Commercial Loan Division Manager
                                                John Avalos
Robin Sirkegian-Sclimenti                       Vice President/                         Gregory S. Sensenbach
Senior Vice President                           Regional Manager                        Vice President/Real Estate
Branch Administrator                                                                    Loan Division Manager
                                                Sandra McKee
Susanne M. Sensenbach                           Assistant Vice President/               Jean Smith
Vice President                                  Branch Manager                          Vice President/
Director of Human Resources                                                             Commercial Loan Officer

Charles J. Parson                               CRESTLINE OFFICE
Vice President                                                                          BRANCH OFFICES
Director of Marketing                           Don Church
                                                Vice President/                         Rancho Cucamonga
Howard J. Norris                                Regional Manager                        9590 Foothill Blvd.
Vice President                                                                          (909) 98?-01??
Compliance Officer                              Stephanie Shackelford
                                                Assistant Vice President/               Chino
Marjorie Matea                                  Branch Manager                          5455 Riverside Dr.
Vice President                                                                          (909) 591-3941
Internal Auditor
                                                DIAMOND BAR OFFICE                      Crestline
Maureen Bouma                                                                           23840 Lake Dr.
Assistant Vice President                        Charles J. Parson                       (909) 338-1718
Administrative Assistant                        Vice President/
                                                Regional Manager                        Diamond Bar
Marietta Hix                                                                            1200 S. Diamond Bar Blvd.
Assistant Vice President                        Sue Johnson                             (909) 861-9664
Administrative Assistant                        Assistant Vice President/
                                                Branch Manager                          Blue Jay
Jan Moore                                                                               2?1?? Highway 189, Suite "G"
Assistant Vice President                                                                (909) 33?-8581
Operations Manager                              BLUE JAY OFFICE

                                                Don Church                              OFFSITE ATM's
                                                Vice President/
                                                Regional Manager                        Ontario Auto 6/Truck Plaza ATM
                                                                                        4265 E. Guasti Road
                                                Irene Perry                             Ontario, CA 91?64
                                                Branch Manager
                                                                                        Jensen's Finest Foods ATM
                                                                                        27264 Highway 189
                                                                                        Blue Jay, CA  9231?


                                      ["WE'RE YOUR BANK!" LOGO]

                                      BRANCH OFFICE
                                      BUSINESS HOURS

                                      RANCHO CUCAMONGA
                                      CHINO
                                      CRESTLINE
                                      DIAMOND BAR

                                      Monday-Friday        8 a.m. - 6 p.m.
                                      Saturday             9 a.m. - 1 p.m.


                                      BLUE JAY
                                      Monday-Friday        8:30 a.m. - 5:30 p.m.
                                      Saturday             9 a.m. - 1 p.m.


                                      Member FDIC
                                      Each depositor insured to $100,000

                                      [LOGO] EQUAL HOUSING
                                             LENDER

                                      Equal Opportunity Lender


















                                      NOTE:  This statement has not been
                                      reviewed, or confirmed for accuracy
                                      or relevance by the Office of the
                                      Comptroller of the Currency.

[VNB LOGO]


VINEYARD NATIONAL BANCORP
9590 Foothill Boulevard
Rancho Cucamonga, CA 91730
(909) 987-0177